Exhibit 99.1


Cohesant Technologies Announces Semi-Annual Dividend

    INDIANAPOLIS--(BUSINESS WIRE)--May 9, 2006--Cohesant Technologies Inc. (Nasdaq:COHT) today announced that its Board of Directors approved a semi-annual dividend payment of $0.14 which will be paid on June 5, 2006 to shareholders of record on May 22, 2006. This amount represents a 4% increase over semi-annual dividend payments made in 2005.
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispensing equipment and specialty coating products, performs protection and renewal of plumbing lines and licenses proprietary technology in the protection and renewal markets, under the Cohesant Materials, CuraFlo, GlasCraft, and Raven trade names. These systems and products offer innovative lining technology providing corrosion protection and renewal of infrastructure in commercial, institutional, municipal and residential sectors of the water, wastewater and industrial markets.
    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of the CuraFlo acquisition and the Company's ability to expand its licensing and rehabilitation business.

    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-871-7611